July 30, 2002

Avnet, Inc. Fourth Quarter and Fiscal 2002 Corporate Update Scheduled for
Wednesday, August 7, 2002 at 5:00 PM Eastern Time

PHOENIX — Avnet, Inc. (NYSE:AVT) announced today that its Fourth Quarter and Fiscal Year 2002 Corporate Update will take place on Wednesday, August 7, 2002 at 5:00 PM Eastern Time, 2:00 PM Pacific.

Roy Vallee, Avnet’s Chairman and CEO, and Ray Sadowski, Avnet’s Chief Financial Officer will comment on the Company’s financial results, as well as current business conditions. Other members of Avnet’s senior management will be available to respond to questions.

The event is open to all interested parties. Those wishing to access the event and participate via the Internet, please visit www.ir.avnet.com. Individuals without Internet access may participate in the event by contacting Avnet Investor Relations personnel at 480-643-7394 to receive teleconference dial-in information.

To access the event archive please visit Avnet’s Investor Relations Web site at http://www.ir.avnet.com.

About Avnet

Phoenix-based Avnet, a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers.

Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management, systems integration and engineering services. For additional information, please visit our Web site at www.ir.avnet.com.

CONTACT:	John Hovis Vice President and Director, Investor Relations 480/643-7053 john.hovis@avnet.com	OR	Marti Benfield Manager, Investor Relations 480/643-7394 marti.benfield@avnet.com

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